EXHIBIT 3.1

INCO LIMITED

RESTATED ARTICLES OF INCORPORATION
dated May 7, 2004

1.	Name of the Corporation:

INCO LIMITED INCO LIMITÉE

2.	The province or territory in Canada where the registered office is situated:

Province of Ontario

3.	The classes and any maximum number of shares that the Corporation is authorized to issue:

The attached Schedule A is incorporated in these Articles.

4.	Restrictions, if any, on share transfers:

None

5.	Number (or minimum and maximum number) of directors:

The number of Directors of the Company shall be a minimum of 10 and a maximum of 25, and the number within such range shall be determined from time to time by the Board of Directors. The Board of Directors may appoint one or more additional Directors, who shall hold office for a term expiring not later than the close of the next Annual Meeting of Shareholders, but the total number of additional Directors so appointed may not exceed one third of the number of Directors elected at the previous Annual Meeting of Shareholders.

6.	Restrictions, if any, on business the Corporation may carry on:

None

7.	Other provisions if any:

     Without limit to the powers of the Board of Directors as provided in the Canada Business Corporations Act, the Board of Directors may from time to time on behalf of the Company:

(a)	borrow money upon the credit of the Company;

(b)	issue, reissue, sell or pledge debt obligations of the Company;

(c)	to the extent permitted by the Canada Business Corporations Act, give a guarantee on behalf of the Company to secure performance of an obligation of any person or give, directly or indirectly, financial assistance to any person on behalf of the Company by means of a loan, guarantee or otherwise;

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Company, owned or subsequently acquired, to secure any obligation of the Company; and

(e)	delegate to one or more Directors or Officers all or any of the powers conferred by the foregoing provisions to such extent and in such manner as the Board of Directors shall determine at the time of each such delegation.

For the convenience of shareholders, dividends or other distributions that are payable in cash may be paid to certain shareholders in Canadian currency and to other shareholders in currencies other than Canadian currency, and, in this regard, the Board of Directors may declare dividends or other distributions in a particular currency and make whatever provision it deems advisable for the payment of such dividends or other distributions in equivalent amounts in a currency or currencies other than the currency in which such dividends or other distributions are declared.

SCHEDULE A

Authorized Capital

The authorized capital of the Company shall consist of:

(a)	an unlimited number of Common Shares; and

(b)	forty-five million (45,000,000) Preferred Shares issuable in series with the issue price per share of the shares of each series to be fixed by the Board of Directors, which issue price shall not be less than one Canadian dollar (Cdn.$1.00) per share, or its equivalent in a foreign currency at the date of issuance, and not more than one hundred Canadian dollars (Cdn.$100.00) per share, or its equivalent in a foreign currency at the date of issuance, provided that the maximum aggregate issue price of the Preferred Shares shall not exceed one billion, five hundred million Canadian dollars (Cdn.$1,500,000,000), and, for purposes of such maximum aggregate issue price, the issue price per share of the shares of each series having an issue price stated in a foreign currency shall be translated into Canadian currency at the respective rates of exchange in effect when issued.

Common Share Provisions

     The rights, privileges, restrictions and conditions attaching to the Common Shares, as a class, are as follows:

1.	Voting Rights

     Except for meetings at which the holders of shares of another class or series of the Company’s capital stock from time to time authorized are entitled to vote separately as a class or series, the holders of Common Shares shall be entitled to receive notice of, to attend (in person or by proxy) and be heard, and to vote on the basis of one vote in respect of each such share held, at all meetings of the shareholders of the Company.

2.	Dividends

     (a)  Subject to any preference as to dividends attached to the Preferred Shares and any other class or series of shares in the Company’s capital stock authorized from time to time and ranking in priority to the Common Shares as to dividends, the holders of the Common Shares shall be entitled to receive, and the Company shall pay, out of the moneys or property of the Company properly applicable to the payment of dividends, such dividends (if any and in such form) as the Directors may in their discretion declare.

     (b)  The Directors may (but need not) determine at any time or from time to time, with respect to any cash dividend declared payable on the Common Shares, that the holders of the shares of such class, or the holders of shares of such class whose addresses, on the books of the Company, are in Canada and/or in specified jurisdictions outside Canada, shall have the right to elect to receive such dividend in the form of a stock dividend payable in Common Shares having a value, as determined by the Directors, that is substantially equivalent, as of a date or a period of days determined by the Directors, to the cash amount of such dividend, provided that the Directors may (but need not) value the shares to be issued by way of stock dividend at a discount from the relevant market value thereof of up to five per cent (5%), and provided further that shareholders shall receive cash in lieu of any fractional interests in shares to which they would otherwise be entitled unless the Directors shall otherwise determine. If the Directors shall determine that shareholders are entitled to fractional interests in shares issued by way of stock dividend, shareholders shall be entitled to receive dividends in respect of such fractional share interests.

3.     Liquidation, Dissolution or Winding-up

     Subject to the prior rights of the Preferred Shares and any other class or series of shares in the Company’s capital stock authorized from time to time and ranking in priority to the Common Shares, the holders of the Common Shares shall, in the event of a distribution of assets of the Company among its shareholders on a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, be entitled to receive the remaining property of the Company.

4.     Other Distributions

     The Company may issue or distribute securities of the Company or of any other body corporate (including rights, options or warrants to acquire such securities and any securities convertible into or exchangeable for such securities) or any other property or assets of any kind (including evidences of indebtedness and any rights, options or warrants to acquire such property or assets), exclusively to holders of the Common Shares by way of a special distribution or otherwise, as the Directors in their discretion may declare.

Preferred Shares Provisions

PART I

     The Preferred Shares shall, as a class, carry and be subject to the following rights, privileges, restrictions and conditions:

     (a)  the Preferred Shares may be issued at any time or from time to time in one or more series, each series to consist of such number of Preferred Shares as shall, before the issuance thereof, be determined by resolution of the Board of Directors; each series of the Preferred Shares shall be appropriately designated by some distinguishing number, letter or title;

     (b)  with respect to each series, the Board of Directors shall fix (subject to the provisions of this Part I), by resolution passed before the issuance of the Preferred Shares of such series, the designation, rights, privileges, restrictions, conditions and other provisions to be attached to the Preferred Shares of such series, including, but without in any way limiting the generality of the foregoing, (i) the issue price per share of the shares of such series, which may (but need not) be expressed in a foreign currency, (ii) the rate, amount or method of calculation of dividends and whether such rate, amount or method shall be subject to change or adjustment in the future, (iii) whether such dividends shall be cumulative, non-cumulative or partially cumulative, (iv) the date or dates, manner and currency or currencies of payment of such dividends, (v) the date or dates from

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which such dividends shall accrue, (vi) the restrictions, if any, respecting the payment of dividends on any Junior Shares (as hereinafter defined), (vii) the rights and obligations, if any, of the Company to purchase Preferred Shares of such series or to redeem the same and the prices and the other terms and conditions of any such purchase or redemption, (viii) the terms and conditions of any share purchase plan or sinking fund or similar fund providing for the purchase or redemption of Preferred Shares of such series, (ix) the rights of retraction, if any, vested in the holders of Preferred Shares of such series, and the prices and the other terms and conditions of any rights of retraction, and whether any additional rights of retraction may be vested in such holders in the future, (x) the rights of conversion and/or exchange, if any, of Preferred Shares of such series, and the rates and the other terms and conditions of any such rights, (xi) the voting rights, if any, attached to the Preferred Shares of such series in addition to the voting rights of the holders of the Preferred Shares as a class as referred to in clauses (g) and (h) of this Part I, and (xii) the amounts of the preferences over the Junior Shares with respect to the distribution of assets of the Company in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs; “Junior Shares” means the Common Shares and any other shares of the Company ranking junior to the Preferred Shares with respect to the payment of dividends and with respect to the distribution of assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs;

     (c)  the Preferred Shares of each series shall be entitled to preferences (as set forth in the provisions attaching to such series) over the Junior Shares with respect to priority in the payment of dividends and with respect to priority in the distribution of assets of the Company in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs; provided that, subject to clause (d) of this Part I, the Preferred Shares of each series may be given such other preferences over the Junior Shares as may be fixed by the Board of Directors as to the respective series authorized to be issued;

     (d)  the Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in the payment of dividends, if or to the extent that they are cumulative, and with respect to priority in the distribution of assets of the Company in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs;

     (e)  the holders of the Preferred Shares shall not be entitled as such to subscribe for, purchase or receive any part of any issue of shares, bonds, debentures or other securities of the Company now or hereafter authorized, or any rights to acquire the same, otherwise than in accordance with the conversion, exchange or other rights, if any, which may from time to time be attached to any series of the Preferred Shares;

     (f)  so long as any of the Preferred Shares are outstanding, the Company shall not, without prior approval by a majority of the votes cast at a meeting of the holders of the Preferred Shares conducted in accordance with clause (i) of this Part I, issue any additional series of the Preferred Shares or create or issue any shares ranking prior to or on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets in the event of the

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liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs; provided that, subject to applicable law, the Company may at any time or from time to time, without such approval, (w) create additional Preferred Shares, (x) create one or more other classes of shares ranking on a parity with the Preferred Shares with respect to the payment of dividends and/or the distribution of assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, (y) increase any maximum number of authorized shares of any one or more of such other classes of shares, and (z) if all dividends on each outstanding series of Preferred Shares accrued to the most recently preceding date for the payment of dividends on such series shall have been declared and paid or set apart for payment, issue one or more additional series of the Preferred Shares or issue any one or more of such other classes of shares or any one or more series thereof;

     (g)  except as referred to in clause (h) of this Part I or as required by law, the holders of the Preferred Shares as a class shall have no voting rights;

     (h)  the provisions attaching to the Preferred Shares as a class may be amended or repealed at any time or from time to time with such approval as may then be required by law to be given by the holders of the Preferred Shares as a class;

     (i)  on any poll taken at any meeting of the holders of the Preferred Shares as a class, or at any joint meeting of the holders of two (2) or more series of the Preferred Shares, each holder of Preferred Shares entitled to vote thereat shall have one-one hundredth (1/100) of a vote in respect of each Canadian dollar (Cdn.$1.00) (or its equivalent in a foreign currency at the date of issuance) of the issue price of each share held, and the formalities to be observed with respect to the giving of notice of and voting at any such meeting (including, without in any way limiting the generality of the foregoing, the record dates for the giving of notice and the entitlement to vote), the quorum therefor and the conduct thereof shall mutatis mutandis be those from time to time prescribed by the by-laws of the Company or standing resolutions of the Board of Directors with respect to meetings of shareholders; and

     (j)  neither an amalgamation, arrangement, compromise or reorganization, nor the sale, lease or exchange of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Part I.

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